EXHIBIT 3.1
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
RAYONIER, L.P.
This AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Rayonier, L.P. (the “Agreement”), dated as of May [●], 2021, is executed and delivered by RAYONIER, INC., a North Carolina corporation (the “General Partner”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.
WHEREAS, pursuant to Section 7.3(c)(iii) of the Agreement, the General Partner has the exclusive power, without the prior consent of the Limited Partners, to amend the Agreement as may be required to facilitate or implement a change that does not adversely affect the Limited Partners as such in any material respect; and
WHEREAS, the General Partner desires to amend (i) Section 8.6(a) of the Agreement to provide that the record date of a distribution, rather than the payment date of such distribution, is to be used for determining whether, in connection with a redemption pursuant to Section 8.6 of the Agreement, the applicable Tendering Partner has any rights with respect to such distribution, and (ii) the definition of Specified Redemption Date contained in Article I of the Agreement to provide that, if the 60th calendar day following receipt by the General Partner of a Notice of Redemption is the record date with respect to a distribution or one of the two Business Days immediately preceding such record date, the applicable Specified Redemption Date will be the first Business Day following such record date.
NOW, THEREFORE, the General Partner hereby agrees as follows:
AGREEMENT
1.Section 8.6(a) of the Agreement is hereby amended and restated as follows:
(a)    Each Limited Partner shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the OP Units held by such Limited Partner (such OP Units being hereafter referred to as “Tendered Units”) in exchange for the Cash Amount (a “Redemption”), provided, however, that the Partnership shall not be obligated to satisfy such Redemption for the Cash Amount if the General Partner elects to exchange the Tendered Units for the applicable REIT Shares Amount pursuant to Section 8.6(b). The Tendering Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions in respect thereof for which the record date is on or after the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the right (the “Tendering Partner”). The

Cash Amount (or, if the General Partner elects to exchange the Tendered Units for the applicable REIT Shares Amount pursuant to Section 8.6(b), the REIT Shares Amount) shall be payable to the Tendering Partner on the Specified Redemption Date.
2.The definition of Specified Redemption Date in Article I of the Agreement is hereby amended and restated as follows:
“Specified Redemption Date” means, with respect to a Notice of Redemption, the date that is the 60th calendar day following receipt by the General Partner of such Notice of Redemption, except (i) if such 60th calendar day is not a Business Day, then the “Specified Redemption Date” will be the first Business Day following such 60th calendar day, and (ii) if such 60th calendar day (or, if such 60th calendar day is not a Business Day, the first Business Day following such 60th calendar day) is the record date with respect to a distribution or one of the two Business Days immediately preceding such record date, then the “Specified Redemption Date” will be the first Business Day following such record date.
3.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
4.This Amendment will not constitute an amendment, modification or waiver of any other provision of the Agreement not expressly referenced herein. Except as specifically amended hereby, the text of the Agreement and the Exhibits thereto will remain unchanged and in full force and effect.
[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
RAYONIER, INC.

By: /s/ Mark R. Bridwell
Name: Mark R. Bridwell
Title: Vice President, General Counsel and Corporate Secretary
[Signature Page to Amendment No. 1 to AR LP Agreement]